Exhibit 10.51

                           NON REVOLVING-TO-TERM NOTE

Borrower's Name:
Diodes Incorporated

Borrower's Address:
3050 East Hillcrest Drive
Westlake Village, California 91362-3154

Office:
30361

Loan Number:

Maturity Date:
June 1, 2009

Amount:
$2,000,000
Westlake Village, California     $2,000,000       Dated as of February ___, 2003

FOR VALUE RECEIVED, on June 1, 2009 (the "Maturity Date"), the undersigned ("Borrower") promises to pay to the order of Union Bank of California, N.A., a national banking association ("Bank"), as indicated below, the principal sum of Two Million Dollars ($2,000,000), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. This
Nonrevolving-To-Term Note (this "Note") is the Nonrevolving-To-Term Note referred to in the Amended and Restated Credit Agreement (as such term is defined hereinbelow) and is governed by the terms and conditions thereof. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned to such terms in the Amended and Restated Credit Agreement.

At any time prior to June 1, 2004 (the "Conversion Date"), Borrower may borrow under this Note; provided that at no time may Borrower reborrow any amounts repaid to Bank.

1.       PAYMENTS

PRINCIPAL PAYMENTS. Borrower shall pay principal in sixty (60) equal consecutive monthly installments, each installment in an amount sufficient to fully amortize the aggregate outstanding principal amount hereunder on the Conversion Date by the Maturity Date, commencing on July 1, 2004 and continuing on first day of each month thereafter. On the Maturity Date, all outstanding principal hereunder shall be due and payable.

INTEREST PAYMENTS. Borrower shall pay interest on the outstanding principal amount hereof on the first day of each month, commencing March 1, 2003. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this Note shall be made on the basis of a year of 360 days, for actual days elapsed.

         (a) Base Interest Rate. At Borrower's option, amounts outstanding hereunder in minimum amounts of at least $100,000 shall bear interest at a rate, based on an index selected by Borrower, equal to Bank's LIBOR Rate for the Interest Period selected by Borrower plus the LIBOR Rate Margin.

         The Base Interest Rate may not be changed, altered or otherwise modified until the expiration of the Interest Period selected by Borrower. The exercise of interest rate options by Borrower shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed at the Base Interest Rate and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Borrower from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the Acquisition Loan Maturity Date.

         To exercise this option, Borrower may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

         Bank will mail a written confirmation of the terms of the selection to Borrower promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Borrower.

         (b) Variable Interest Rate. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate plus the Reference Rate Margin, which rate shall vary as and when the Reference Rate changes.

         Borrower shall pay all amounts due under this Note in lawful money of the United States at Bank's San Fernando Valley Commercial Banking Office, or such other office as may be designated by Bank from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this Note shall remain unpaid ten days after same is due, at the option of Bank, Borrower shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this Note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b above, calculated from the date of default until all amounts payable under this Note are paid in full.

4. PREPAYMENT

         (a) Amounts outstanding under this Note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Borrower may prepay amounts outstanding under this Note bearing interest at a Base Interest Rate in whole or in part provided Borrower has given Bank not less than five
         (5) Business Days' prior written notice of Borrower's intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this Note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

         (b) In no event shall Bank be obligated to make any payment or refund to Borrower, nor shall Borrower be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

         (c) Bank shall provide Borrower a statement of the amount payable on account of prepayment. Borrower acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Borrower without Borrower's express agreement to pay Bank the prepayment fee described above.

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall mean the occurrence of an Event of Default under and as defined in the Amended and Restated Credit Agreement. Upon the occurrence of any such Event of Default, Bank, in its discretion, may cease to advance funds hereunder and may declare any and all obligations under this Note immediately due and payable; provided, however, that upon the occurrence of an Event of Default under subsection (d),
(e) or (f) of Section 8.1 of the Amended and Restated Credit Agreement, all principal and interest hereunder shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this Note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this Note. Borrower and any endorsers of this Note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this Note. If this Note is signed by more than one party, the term "Borrower" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee Bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this Note shall accrue until the funds are deemed collected. In any action brought under or arising out of this Note, Borrower and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this Note. This Note shall be construed in accordance with and governed by the laws of the State of California. This Note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Borrower and Bank.

7.       CHANGE IN CIRCUMSTANCES

         (a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any Base Interest Rate Loan, Bank determines that the Base Interest Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or the certificate of deposit market, as the case may be, which determination by Bank shall be conclusive and binding upon Borrower, Bank shall immediately give notice thereof to Borrower. After the giving of any such notice and until Bank shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower's right to request, and Bank's obligation to offer, a Base Interest Rate Loan shall be suspended. Any Base Interest Rate Loan outstanding at the commencement of any such suspension which affects Base Interest Rate Loans of that type, shall be converted at the end of the then current Interest Period for that loan to a Reference Rate Loan unless such suspension has then ended.

         (b) Illegality. If, after the date of this Note, the adoption of any applicable law, rule or regulation, or any change therein, or change in the interpretation or administration thereof by any governmental authority, central bank, comparable agency or other Person charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority (a "Change of Law") shall make it unlawful or impossible for Bank to make or maintain a Base Interest Rate Loan, Bank shall immediately notify Borrower of such Change of Law. After Borrower's receipt of such notice, Borrower's right to select, and Bank's obligation to offer, a Base Interest Rate Loan shall be terminated, and the undersigned shall (i) at the end of the current Interest Period for any Base Interest Rate Loan then outstanding, convert such loan to a Reference Rate Loan, or (ii) immediately repay or convert any Base Interest Rate Loan then outstanding if Bank shall notify Borrower that Bank may not lawfully continue to fund and maintain such Base Interest Rate Loan.

         (c)  Increased  Costs.  If, after the date of this Note,  any Change of
         Law:

                  (i) shall subject Bank to any tax, duty or other charge with respect to a Base Interest Rate Loan or its obligation to make such Base Interest Rate Loan, or shall change the basis of taxation of payments by Borrower to Bank on such Base Interest Rate Loan or in respect to such Base Interest Rate Loan under this Note (except for changes in the rate of taxation on the overall net income of Bank); or

                  (ii) shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by Bank for any Base Interest Rate Loan (except for any reserve, special deposit or other requirement included in the determination of the Base Rate); or

                  (iii) shall impose on Bank any other condition directly related to any Base Interest Rate Loan; and the effect of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining a Base Interest Rate Loan beyond any adjustment made by Bank in determining the applicable interest rate for any such Base Interest Rate Loan, or to reduce the amount receivable by Bank hereunder;

         then Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to reimburse Bank for such increased costs or reduced amounts. A certificate as to the amount of such increased costs or reduced amounts, submitted to the Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

         (d) Capital Adequacy. If Bank shall determine that:

                  (i) any law, rule or regulation, any interpretation or application thereof by any governmental authority, central bank, comparable agency or other Person charged with the interpretation or administration thereof, any directive, request, assessment guideline or other guideline issued by such authority, bank, agency or Person (whether or not having the force of law) or any change in any of the foregoing which is adopted, issued or becomes effective after the date hereof affects the amount of capital required or expected to be maintained by Bank or any Person controlling Bank (a "Capital Adequacy Requirement"); and

                  (ii) the amount of capital maintained by Bank or such Person which is attributable to or based upon this Note or the amounts outstanding hereunder must be increased as a result of such Capital Adequacy Requirement (taking into account Bank's or such Person's policies with respect to capital adequacy), Borrower shall pay to Bank or such Person, upon demand of Bank, such amounts as Bank or such Person shall determine are necessary to compensate Bank or such Person for the increased costs to Bank or such Person of such increased capital. A certificate of Bank, setting forth in reasonable detail the computation of any such increased costs, delivered by Bank to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

8. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "Amended and Restated Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of February ___, 2003, 2000, by and between Borrower and Bank, as at any time and from time to time amended, supplemented, extended, restated or renewed. "Base Interest Rate" means a rate of interest based on the LIBOR Rate. "Base Interest Rate Loan" means amounts outstanding under this Note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one (1) month, two (2) months, three
(3) months, four (4) months, five (5) months, six (6) months, nine (9) months or twelve (12) months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the
United States, for a term coinciding with the Interest Period selected by Borrower and for an amount equal to the amount of principal covered by
Borrower's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "LIBOR Rate Margin" shall mean, (i) two and three-quarters percent (2-3/4%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was greater than 2.0 to 1.0, (ii) two and one-half percent (2-1/2%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 2.0 to 1.0 but greater than 1.5 to 1.0, (iii) two percent (2%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0, (iv) one and three-quarters percent (1-3/4%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 1.0 to 1.0 but greater than 0.75 to 1.0 and
(v) one and five-eighths percent (1-5/8%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 0.75 to 1.0; provided, however, that (x) if at any time there exists an Event of Default under the Amended and Restated Credit Agreement, or any event which, with notice or the lapse of time, or both, would become an Event of Default under the Amended and Restated Credit Agreement or
(y) if Borrower fails to deliver any quarterly or annual Financial Statement to Bank within the required time period set forth in the Amended and Restated Credit Agreement, then the Leverage Ratio shall be deemed to be greater than 2.0 to 1.0 until such Event of Default or unmatured Event of Default is cured or otherwise waived by Bank or such quarterly or annual Financial Statement is delivered to Bank, as the case may be; and provided further, however, that the LIBOR Rate Margin shall never be a negative number. "Obligor" shall mean Borrower and any guarantor, co-maker, endorser, or any Person other than Borrower providing security for this Note under any security agreement, guaranty or other agreement between Bank and such guarantor, co-maker, endorser or Person, including their successors and assigns. "Origination Date" means the first day of the Interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. "Reference Rate Margin" shall mean (a) one-half of one percent (1/2 of 1%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was thereby was greater than 2.0 to 1.0, (ii) three-eighths of one percent (3/8 of 1%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 2.0 to 1.0 but greater than 1.5 to 1.0, (iii) one-quarter of one percent (1/4 of 1%) per annum, effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0 and (iv) zero percent (0%), effective on the date on which Bank receives a consolidated Financial Statement of Borrower and its Subsidiaries demonstrating that the Leverage Ratio for the fiscal period covered thereby was less than or equal to 1.0 to 1.0; provided, however, that (x) if at any time there exists an Event of Default under the Amended and Restated Credit Agreement, or any event which, with notice or the lapse of time, or both, would become an Event of Default under the Amended and Restated Credit Agreement or (y) if Borrower fails to deliver any quarterly or annual Financial Statement to Bank within the required time period set forth in the Amended and Restated Credit Agreement, then the Leverage Ratio shall be deemed to be greater than 2.0 to 1.0 until such Event of Default or unmatured Event of Default is cured or otherwise waived by Bank or such quarterly or annual Financial Statement is delivered to Bank, as the case may be; and provided further, however, that the Reference Rate Margin shall never be a negative number.


DIODES INCORPORATED

By: /s/ Carl Wertz
         Carl Wertz
         Chief Financial Officer